Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

CARDICA, INC.

Julian Nikolchev hereby certifies that:

ONE:     He is the duly elected and acting Chief Executive Officer of Cardica, Inc., a Delaware corporation.

TWO:     The name of this Corporation is Cardica, Inc. and the date of filing the original Certificate of Incorporation of this company with the Secretary of State of the State of Delaware was October 15, 1997.

THREE:     The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended to change the name of the Corporation from Cardica, Inc. to Dextera Surgical Inc., so that Article I of the Amended and Restated Certificate of Incorporation is hereby amended, and restated in its entirety, to read as follows:

“I.

The name of this corporation is Dextera Surgical Inc. (the “Corporation”).

The foregoing Certificate of Amendment has been duly adopted by this Corporation’s Board of Directors in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

Executed at Redwood City, California, on May 18, 2016.

By: /s/ Julian Nikolchev
Julian Nikolchev Chief Executive Officer